UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — January 18, 2013

ASSURED GUARANTY LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279-5700
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 7.01
Regulation FD Disclosure.

On January 18, 2013, Assured Guaranty Ltd. (the “Company”) issued a press release in response to the January 17, 2013 rating actions taken by Moody’s Investors Service in respect of the Company and its subsidiaries, including the insurance financial strength rating of Assured Guaranty Municipal Corp. (now A2, from Aa3), Assured Guaranty Corp. (now A3, from Aa3) and Assured Guaranty Re Ltd. (now Baa1, from A1). The outlook for the ratings is stable.

In the press release, the Company also disclosed that its Board of Directors has authorized a $200 million share repurchase program. This latest repurchase program replaces the prior authorization, under which Assured Guaranty repurchased approximately 2.1 million common shares out of the 5 million common shares authorized. The funds for this program will be provided by Assured Guaranty Ltd. and will have no impact on the capital resources of the Company’s financial guaranty subsidiaries. The repurchase authorization may be implemented in the open market, in privately negotiated transactions, block trades, accelerated repurchases and/or through option or other forward transactions.

In addition, the Company announced that it intends to establish in 2013 a new municipal-only financial guaranty insurer in order to increase its public finance market penetration.

For additional details, see the copy of the press release, which is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits. (d) Exhibits
Exhibit Number	Description
99.1	Press Release dated January 18, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

By:    /s/ James M. Michener
Name: James M. Michener
Title: General Counsel

DATE: January 18, 2013

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated January 18, 2013

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